Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 100 to Registration Statement No. 002-34099 on Form N-1A of our report dated November 13, 2018 relating to the financial statements and financial highlights of Fidelity Advisor Diversified Stock Fund and our report dated November 14, 2018 relating to the financial statements and financial highlights of Fidelity Advisor Capital Development Fund, each a fund of Fidelity Destiny Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2018